Exhibit a.3

WESTCHESTER CAPITAL FUNDS

AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

The undersigned, Jennifer Fromm, being the Secretary of Westchester Capital Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFIY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8(a) of the Amended and Restated Agreement and Declaration of Trust dated July 30, 2013, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on October 1, 2021, the Declaration of Trust is amended effective October 1, 2021 as follows:

Article I, section 1 is hereby amended as follows:

Name

This Trust shall be known as “Virtus Event Opportunities Trust,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WllNESS WHEREOF, the undersigned has set her hand and seal this 1st day of October 2021.

/s/ Jennifer Fromm
Jennifer Fromm
Secretary